Exhibit 10.22

RESIGNATION AND SETTLEMENT AGREEMENT

This Resignation and Settlement Agreement (the “Agreement”) is executed among Torchlight Energy Resources, Inc., a Nevada corporation (the “Company”), and Willard G. McAndrew III (“McAndrew”) on such date that both such parties executed the Agreement, being September 28, 2016 (the “Execution Date”), to be effective 7 days thereafter (the “Effective Date”). The Company and McAndrew are collectively referred to hereinafter as the “Parties.”

WHEREAS, McAndrew is presently employed as the Chief Operating Officer of the Company and serves as a member of the Board of Directors of the Company;

WHEREAS, the Company and McAndrew entered into an Employment Agreement on June 16, 2015 (the “Employment Agreement”);

WHEREAS, on June 11, 2016, the Company granted McAndrew certain stock options under a Stock Option Agreement (the “Stock Options”), of which presently 2,250,000 Option Shares (as defined in the Stock Option Agreement) are vested and 750,000 Option Shares are unvested;

WHEREAS, the Parties desire to accept McAndrew’s resignation, desire to terminate McAndrew’s employment and the Employment Agreement, and to settle and resolve any and all disputes, claims and differences between them relating to McAndrew’s employment and the Employment Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements hereinafter set forth and other good and valuable consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

1. Resignation and Termination of Employment and Directorship. Effective 1 day after the Effective Date (the “Termination Date”), (a) McAndrew’s employment with the Company, as well as his Employment Agreement, will terminate with McAndrew’s resignation as Chief Operating Officer, except that with respect to the Employment Agreement, (i) McAndrew will continue to be bound by Section 5 of the Employment Agreement as modified by Section 7(d) hereof, and (ii) for a period ending 12 months after the Termination Date, McAndrew will be bound by Section 6 of the Employment Agreement as modified by Section 7(d) hereof; (b) McAndrew’s employment, if any, with any of the Company’s subsidiaries will terminate; and (c) McAndrew will resign as a director of the Company and any of the Company’s subsidiaries for which he serves as a director. Upon such termination and resignation, McAndrew will hold no position with the Company or any of its subsidiaries and will continue to be a shareholder and holder of Company issued derivative securities.

2. Consideration upon Resignation and Termination. It is agreed that the following will occur on the Effective Date:

(a)
The entire unvested portion of the Stock Options, amounting to 750,000 Option Shares, will not vest and will be null and void;

Termination and Settlement Agreement

(b)
McAndrew will surrender for cancellation a total of 250,000 of the Option Shares of the vested portion of the Stock Options, whereby such surrendered Option Shares will immediately be cancelled and McAndrew will have no further right thereto, leaving McAndrew with a total of 2,000,000 Option Shares underlying the Stock Options, prior to giving effect to transaction set forth in Section 2(e) below;

(c)
The Stock Options will be modified to expire on June 11, 2019 with all remaining Option Shares, after giving effect to the provisions of this Section 2 of this Agreement, being vested in full;

(d)
As of the Effective Date, the Company and McAndrew agree that the Company will owe McAndrew a total amount of cash compensation (the “Cash Compensation”) equal to $789,454.29, consisting of 2013 through 2014 bonuses and back-pay, balance of full salary for 2015 and through the Effective Date, and one year of salary and cash value of health benefits, all owed pursuant to the Employment Agreement; which Cash Compensation shall be paid by the Company to McAndrew pursuant to 2(e) below;

(e)
McAndrew will apply the entire amount of the Cash Compensation toward exercise of the Stock Options and, accordingly, he will be issued a total of 502,837 shares of common stock equal to the Cash Compensation divided by $1.57, it being acknowledged by the Company that this exercise is deemed a cash exercise constituting full payment for the Option Shares exercised hereunder. Immediately after such exercise, the remaining number of Option Shares under the Stock Options will be 1,497,163;

(f)
The delivery by Company to McAndrew of addendum 1 to the Stock Options, after giving effect to all of the provisions of Section 2 of this Agreement, in the form attached hereto as Exhibit A.

(g)
The Company will transmit via DWAC to a brokerage account identified by McAndrew the 502,837 shares of common stock issued pursuant to Section 2(e) hereof within 3 business days of the Effective Date.

3. Release by the Company. The Company does hereby for itself, its officers, directors, agents, representatives, affiliates, subsidiaries, predecessors, successors and assigns, or any of them, fully and forever release and discharge McAndrew, including his agents, representatives, affiliates, heirs, personal representatives and/or successors and assigns, and all persons acting by, through, under or in concert with any of them (the “McAndrew Related Entities or Persons”), of and from any and all cause or causes of action, suits, claims, demands, obligations, liabilities, damages, liens, contracts, agreements, promises, losses, costs or expenses, of any nature whatsoever, known or unknown, foreseen or unforeseen, fixed or contingent, at law or in equity, which the Company may have or claim to have, now or in the future relating to his employment with the Company (including pursuant to the Employment Agreement), save and except for (i) the Company’s rights against McAndrew pursuant to this Agreement, and (ii) an act or failure to act that constitutes a breach of McAndrew’s fiduciary duty as an officer under the Nevada Revised Statutes and such breach of those duties involved intentional misconduct, fraud or knowing violation of law.

Termination and Settlement Agreement

4. Release by McAndrew. McAndrew does hereby for himself, his agents, representatives, affiliates, heirs, personal representatives and/or successors and assigns, or any of them, fully and forever release and discharge the Company, including its officers, directors, agents, employees, representatives, attorneys, affiliates, subsidiaries, predecessors, successors and assigns, and all persons acting by, through, under or in concert with it, or any of them (the “Company Related Entities or Persons”), of and from any and all cause or causes of action, suits, claims, demands, obligations, liabilities, damages, liens, contracts, agreements, promises, losses, costs or expenses, of any nature whatsoever, known or unknown, foreseen or unforeseen, fixed or contingent, at law or in equity, which McAndrew may have or claim to have, now or in the future relating to his employment with the Company (including pursuant to the Employment Agreement), save and except for McAndrew’s rights against the Company pursuant to this Agreement.

5. Older Workers’ Benefit Protection Act; Advice of Counsel; Revocation Period. THIS AGREEMENT SPECIFICALLY WAIVES ALL OF MCANDREW’S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 621 et seq.), AS AMENDED, AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT, AS AMENDED. In connection with this waiver, McAndrew understands and agrees that:

(a)
McAndrew is, through this Agreement, releasing the Company and Company Related Entities or Persons from any and all claims McAndrew may have against the Company and Company Related Entities or Persons, relating to McAndrew’s employment and separation, including claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et. seq.) and the Older Workers’ Benefit Protection Act, in exchange for consideration that is in addition to anything of value to which McAndrew is already entitled.
(b)
McAndrew has had ample opportunity to consult with an attorney prior to executing this Agreement. The Company advised McAndrew and encouraged McAndrew in writing in this Agreement to consult with an attorney prior to signing this Agreement.
(c)
McAndrew has carefully read and fully understands all of the provisions and effects of this Agreement and McAndrew knowingly and voluntarily (of McAndrew’s own free will) entered into all of the terms set forth in this Agreement.
(d)
McAndrew knowingly and voluntarily intends to be legally bound by all of the terms set forth in this Agreement.
(e)
McAndrew relied solely and completely upon McAndrew’s own judgment or the advice of an attorney in entering into this Agreement.
(f)
McAndrew has been given at least 21 days to consider the terms of this Agreement before signing it.

Termination and Settlement Agreement

(g)
If McAndrew signs this Agreement prior to the end of the 21-day time period, McAndrew certifies that, in accordance with 29 CFR §1625.22(e)(6), McAndrew knowingly and voluntarily decided to sign the Agreement after considering it for less than 21 days and the decision to do so was not induced by the Company or Company Related Entities or Persons through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 21-day time period. McAndrew has not been asked by the Company or Company Related Entities or Persons to shorten the time-period for consideration of whether to sign this Agreement. If McAndrew decides to sign this Agreement prior to the end of the 21-day time period, the Company and Company Related Entities or Persons will not provide different terms to McAndrew as a result of this decision. If McAndrew waives some portion of the 21-day time period, the Company and Company Related Entities or Persons may expedite the processing of benefits provided to McAndrew in exchange for signing this Agreement.
(h)
McAndrew may change McAndrew’s mind and revoke this Agreement at any time within 7 days after McAndrew signs it and returns it to the Company. In order to revoke this Agreement, McAndrew must send the following statement addressed to the Company: “I hereby revoke my acceptance of the Termination and Settlement Agreement.” This Agreement shall not become effective or enforceable until after the 7-day revocation period has expired.
(i)
Following the 7-day revocation period, this Agreement will be final and binding. McAndrew will not pursue any claim that has been released in this Agreement. If McAndrew breaks this promise, McAndrew agrees to pay all of the Company and Company Related Entities or Persons’ costs and expenses (including reasonable attorney’s fees) related to the defense of any claims.
6. Indemnity.

(a)           McAndrew hereby agrees to and shall indemnify, and defend and hold the Company and the Company Related Entities or Persons harmless at all times after the date of this Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injuries (including reasonable attorney’s fees and costs of any suit related thereto) suffered or incurred by any of the Company or the Company Related Entities or Persons arising from: (a) any misrepresentation by, or breach of any covenant or warranty or agreement of McAndrew contained in this Agreement; or (b) any non-fulfilment of any agreement on the part of McAndrew under this Agreement.

(b)           The Company hereby agrees to and shall indemnify, and defend and hold McAndrew and the McAndrew Related Entities or Persons harmless at all times after the date of this Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injuries (including reasonable attorney’s fees and costs of any suit related thereto) suffered or incurred by any of McAndrew or the McAndrew Related Entities or Persons arising from: (i) any misrepresentation by, or breach of any covenant or warranty or agreement of the Company contained in this Agreement; or (ii) any non-fulfilment of any agreement on the part of the Company under this Agreement.

Termination and Settlement Agreement

7. Representations and Warranties of the Parties.

(a)           The Company hereby represents and warrants to McAndrew the following: (i) all action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummation of the transactions contemplated herein have been taken by the Company as of the Effective Date, including approval by the Board of Directors of the Company of this Agreement; (ii) the Board of Directors of the Company has authorized and approved each of the actions and undertakings, including the Stock Options exercise, enumerated in Section 2(a) through Section 2(g); (iii) the Company has the requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby; (iv) this Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles; (v) the indemnification agreement by and between the Company and McAndrew dated June 13, 2016 is a valid and binding obligation of the Company and is in full force and effect as of the Execution Date; (vi) the issuance of the Option Shares (including without limitation the 502,837 shares to be issued pursuant to Section 2(e) hereof) underlying the Stock Options is registered under the Securities Act of 1933 pursuant to the effective registration statement on Form S-8 filed with the Securities and Exchange Commission on April 18, 2016 (333-210812); (vii) the Company warrant providing for the purchase of 900,000 shares of Company common stock at a purchase price of $2.09 per share dated April 15, 2013 issued by the Company to WMDM Family, Ltd. has fully vested and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; (viii) the Company option providing for the purchase of 1,500,000 shares of Company common stock at a purchase price of $2.09 per share dated September 9, 2013 issued by the Company to McAndrew (and subsequently assigned by McAndrew to WMDM Family, Ltd. with the consent of the Company) has fully vested and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; and (ix) the 10,000 shares of Company common stock issued by the Company to McAndrew on November 18, 2015 were validly issued and were fully paid for by McAndrew.

(b)           McAndrew represents and warrants to the Company the following: (i) he is a person of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for himself; (ii) all action on the part of McAndrew necessary for the authorization, execution, delivery and performance of this Agreement by him has been taken as of the Effective Date; (iii) this Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of McAndrew enforceable against him in accordance with the terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting creditors’ rights generally or by general equitable principles; and (iv) McAndrew has not transferred or encumbered any portion of the Stock Options.

(c)           The Company will file a registration statement on Form S-1 or other applicable form to register for resale the 2.4 million shares of Company common stock underlying the warrant and option owned by WMDM Family, Ltd., as described in Section 7(a)(vii) and Section 7(a)(viii) above, within 90 days from the Effective Date and will use its best efforts to obtain effectiveness of such registration statement as soon as practicable.

Termination and Settlement Agreement

(d)           The Company represents to McAndrew that the non-competition provision in Section 6(a) of the Employment Agreement shall be limited to two oil and gas opportunities, each in a defined area of mutual interest, being the Orogrande Project (as defined below) and the Hazel Project (as defined below). The Orogrande Project means prospects located in the geographical boundaries of the Area of Mutual Interest or AMI which is specifically defined in that certain Participation Agreement, dated June 4th, 2014, by and between McCabe Petroleum Corporation, Greg McCabe and Hudspeth Oil Corporation. The Hazel Project means prospects located in the geographical boundaries of the Area of Mutual Interest or AMI which is specifically defined in that certain Participation Agreement, dated effective May 1, 2016, by and between McCabe Petroleum Corporation, Imperial Exploration, LLC and Torchlight Energy, Inc. The Company understands that McAndrew intends to pursue oil and gas opportunities in Butler County, Kansas, the Ring project in Haskel, Grey and Finney Counties, Kansas, and the Marcelina Creek project in Wilson County, Texas and the Company acknowledges that such oil and gas opportunities are not corporate opportunities that the Company desires to pursue (whether or not currently owned by the Company), that pursuit by McAndrew of such oil and gas opportunities will not breach any fiduciary duty that McAndrew may owe the Company, and do not constitute Confidential and Proprietary Information (as defined in Section 5 of the Employment Agreement and Section 6(a) of the Employment Agreement). The Company consents to McAndrew’s hiring of David Arndt, a former employee of the Company, and further acknowledges that McAndrew will continue to conduct business with non-employee third parties that he may have had a relationship with prior to, and/or during, his employment with the Company.

8. Non-Disparagement. Each of the Parties and their respective, as applicable, officers and directors will not expressly make any negative, disparaging, detrimental, derogatory or defamatory comments, oral or written, to any other person or entity, concerning or related to the Company or McAndrew.

9. Notice. All notices required or permitted under this Agreement shall be in writing and shall be served on each party at the following address for such party:

To the Company:	Torchlight Energy Resources, Inc.
Attn: John Brda, CEO
5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

To McAndrew:	Willard G. McAndrew III
6608 Indian Trail
Plano, TX 75024

Any such notices shall be either (a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three business days after deposit, postage prepaid in the U.S. mail, or (b) sent next day delivery by a nationally-recognized overnight courier, in which case it shall be deemed delivered one business day after deposit with such courier, or (c) delivered by hand delivery, in which case it shall be deemed delivered upon receipt by the party to which such notice was sent. The notice addresses may be changed by written notice to the other Parties sent in accordance with the foregoing provisions.

Termination and Settlement Agreement

10. Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the Parties against whom enforcement of any waiver, change, modification or discharge is sought.

11. Governing Law, and Agreement Subject to Binding Arbitration. If any dispute should arise between the Parties pursuant to this Agreement, all claims, disputes, controversies, differences or other matters in question arising out of our relationship to each other shall be resolved by binding arbitration in Collin County, Texas, in accordance with the rules for expedited, documents only proceedings of the American Arbitration Association (the “Rules”). This agreement to arbitrate shall be specifically enforceable only in the District Court of Collin County, Texas.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which when taken together shall be one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other Parties it being understood that all Parties need not sign the same counterpart. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf signature page were an original thereof.

13. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and fully supersedes all prior agreements and understandings, written or oral, between the Parties pertaining to such subject matter; notwithstanding the above, (i) the Stock Options shall remain in effect and shall be modified by the addendum attached hereto as Exhibit A and by the terms of this Agreement, (ii) sections 5 and 6 of the Employment Agreement shall remain in effect and shall be modified by the provisions of Section 7(d) of this Agreement, and (iii) the indemnification agreement identified by Section 7(a)(v), the warrant agreement identified in Section 7(a)(vii), and the option agreement identified in Section 7(a)(viii) shall each remain in effect.

14. Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties to this Agreement, their successors, and permitted assigns. No party shall assign its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent may be given or withheld in the sole discretion of the other Parties.

15. Captions. The captions used for the paragraphs of this Agreement are inserted only as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement or any paragraph hereof.

16. Construction of Terms. In this Agreement, the use of the singular form of any word includes the plural, and vice versa. The Parties acknowledge that each of the Parties has had the opportunity and right to engage legal counsel and their counsel has had the opportunity to review and revise this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits hereto.

17. Severability. In the event any provision of this Agreement shall be determined to be void, unlawful or otherwise unenforceable, such provision shall be deemed severable from the remainder of this Agreement and such void, unlawful or unenforceable provision shall be replaced automatically by a provision containing terms as nearly like the void, unlawful or unenforceable provision but which still remains valid and enforceable; and this Agreement, as so modified, shall continue to be in full force and effect.

Termination and Settlement Agreement

18. Further Assurances. The Parties agree to execute such further and additional documents and instruments and take such actions as are necessary or reasonably requested by the other party to effect the provisions of this Agreement.

19. Costs and Expenses.   Each party shall pay their own respective fees, costs and disbursements incurred in connection with this Agreement.

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Termination and Settlement Agreement

TORCHLIGHT ENERGY RESOURCES, INC.

By:  /s/ John Brda_______________________
John Brda, Chief Executive Officer

/s/ Willard G. McAndrew III ________________
Willard G. McAndrew III, Individually

Termination and Settlement Agreement